                                                                   Exhibit 10.43

September 19, 2000

Gregory A. Silvestri
15 Cinnamon Lane
Clifton Park, New York 12065

Re:  Employment Agreement

Dear Greg:

This letter will serve as an amendment to the existing employment arrangement between you and Plug Power, Inc. ("Plug"), the terms of which are set forth in a prior letter agreement dated June 1, 1999 as amended by subsequent letter amendment dated August 3, 1999. This second amendment to your employment agreement shall be effective as of the date of your countersignature to this letter, except as noted below. The amended terms are as follows:

1. Effective October 1, 2000, your base salary will be adjusted to an annual rate of $225,000. The base salary shall be earned and paid weekly.

2. You will be paid a promotion bonus in the amount of $60,000 (gross) in consideration of your August 24, 2000 promotion to Chief Operating Officer, which such amount shall be payable within five (5) days of the effective date of execution of this second letter amendment.

3. You will be eligible for a target incentive bonus on the same terms and conditions as currently set forth in the June 1, 1999 letter agreement.

4. In the event of a termination of your employment for any reason, including voluntary termination, you will be entitled to a full twelve (12) months salary continuation at the full adjusted annual rate set forth in paragraph 1 above and a full continuation of all of your current employee benefits for the same period. The continuation period shall commence as of the date of termination. Additionally, your stock options will continue to vest, in accordance with the governing stock option plan, for a twelve (12) month period following the termination date, as if you continued to be an employee of Plug.

5. The terms and conditions of this letter agreement shall survive both or either of (a) the merger, reorganization or consolidation of Plug, or (b) the sale of all or substantially all of the assets or stock of Plug.

Sincerely,

/s/ George C. McNamee

George C. McNamee
Chairman of the Board of Directors

The foregoing is agreed to and accepted by:

/s/ Gregory A. Silvestri          October 2, 2000
------------------------          ---------------
Gregory A. Silvestri                   Date